Exhibit 10.24

March 18, 2011

Edward Haluska

3788 Powers Ferry Road

Atlanta, GA 30342

Dear Edward:

I am pleased to confirm our offer of employment to join TMX Finance LLC (the “Company”).

Your responsibilities have been outlined during your discussions with us. In making this offer, we express not only our recognition of your credentials and accomplishments but also our enthusiasm of you joining the Company. The following information explains the provisions of your agreement to join the Company:

TERMS OF AGREEMENT

Position: Senior Vice President of Product Development

Status: Exempt

Manager: Tracy Young

Department: Product Development

Effective Date: Employment to begin no later than April 18, 2011

Compensation Scale: The base salary to be paid in approximately equal bi-weekly installments.

Cash Compensation:

Year 1:	$275,000
Year 2:	$300,000
Year 3:	$300,000
Year 4:	$300,000
Year 5:	$325,000

Long-Term Incentive Compensation Plan: You are eligible to participate in a Long-Term Incentive Compensation Plan. On the first anniversary of your employment, your Long-Term Bonus Percentage will be set at 0.4%, and your Vesting Percentage will be set at 20%. On the second through fifth anniversary of your employment, the Long-Term Bonus Percentage will increase by 0.1% and the Vesting Percentage will increase by 20%. Upon your termination of employment, unless termination occurs for cause, you will receive a Long-Term Bonus equal to the product of your then-applicable Long-Term Bonus Percentage, your Vesting Percentage and the consolidated EBITDA of the Company for the full twelve month period prior to termination of your employment. Payment of the Long Term Bonus shall begin one month from termination of your employment and shall be in twelve equal monthly installments if you have been employed less than thirty months or in twenty-four equal monthly installments if you have been employed for thirty months or more.

Using sample EBITDA figures (without representation as to the future EBITDA of the Company), the Long-Term Bonus would function as follows in the below example:

Date	Consolidated EBITDA	Long-Term Bonus %	Vesting %	Long-Term Bonus
4/18/2012	$165MM	.40%	20%	$132,000
4/18/2013	$213MM	.50%	40%	$426,000
4/18/2014	$290MM	.60%	60%	$1,044,000
4/18/2015	$411MM	.70%	80%	$2,301,600
4/18/2016	$622MM	.80%	100%	$4,976,000

In the event of a Change in Control during your employment, the Long Term Bonus will be calculated as set forth above, except the Vesting Percentage shall be deemed to be 100%, and you will have the option to terminate your employment on the date of the Change in Control or at any time thereafter. A “Change in Control” means the occurrence of any one of the following events:

(a) any person or persons (in each case, excluding Tracy Young, any family member of Tracy Young or any entity owned 100% by Tracy Young) acting as a group (within the meaning of Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons), directly or indirectly, either (i) 50% or more of the then-outstanding membership interests of the Company or (ii) securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of managers or directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions of membership interests or the Company Voting Securities shall not constitute a Change in Control: (A) an acquisition by the Company or an affiliate of the Company, (B) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an affiliate of the Company, or (C) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (b) below); or

(b) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a subsidiary of the Company (a “Reorganization”), or the sale or other disposition of all or substantially all of the assets of the Company’s subsidiaries (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (i) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Company membership interests and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of the then outstanding membership interests or shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of managers or directors, respectively, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or membership interests either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding membership interests and the outstanding Company Voting Securities, as the case may be, and (ii) no person (other than (A) the Company or any affiliate of the Company, (B) the Surviving Entity or its ultimate parent entity, (C) Tracy Young, (D) any family member of Tracy Young, (E) any entity owned 100% by Tracy Young or (F) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 50% or more of the total membership interests or common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect managers or directors of the Surviving Entity (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (i) and (ii) above shall be deemed to be a “Non-Qualifying Transaction”).

Paid Time Off: Upon the Effective Date, you will accrue 3.69 hours of Paid Time Off (PTO) per pay period for a total of 12 days per year. Time off requested for April 28th, 29th and May 2nd have been approved in advanced and will be paid.

Health Insurance Allowance: You are entitled to reimbursement for actual health premium costs for your family up to a maximum of $750.00 (subject to all applicable payroll taxes) per month.

401k Plan: All employees are eligible to participate in the 401k plan during the first open enrollment held six months after the Effective Date. Open enrollments are held four times per year. If you are a participant in the plan, after one full year of service, the Company will match 50% up to 6% of your earnings. You must be an active employee on December 31st of the plan year for which the match is calculated.

Moving Terms: The Company will pay for the packaging and shipping of your household goods (up to $25,000) from Atlanta to Savannah through Bekins Moving Company. The Company will provide you with the appropriate contact and website information in order to facilitate your move directly with Bekins. The Company will pay for two house hunting trips to include travel or mileage, hotel and meals.

Real Estate Transactions: The Company will pay up to a maximum of 7.0% (net) of the sales price of your home in Atlanta, Georgia (up to $35,000) for your use of realtor fees, loan origination fees or other real estate expenses associated with your relocation.

Temporary Housing: The Company will offer you the Gaston Street Corporate condominium for up to 6 months. Please note, the costs associated with the corporate condominium will be applied to your employment wages as a taxable relocation expense and at year end will be applied to your total wages and the Company will absorb the tax implications associated with the condominium during that time period.

Relocation Repayment: In the event your employment with the Company is terminated voluntarily, except upon death or disability, within a period of twelve months from the Effective Date, you shall reimburse the Company, immediately upon demand, all relocation expenses and real estate transaction fees (collectively, “Relocation Expenses”). To the extent any such reimbursement creates additional tax liabilities to the Company, the affected Relocation Expenses will be “grossed up” to offset such liabilities. In the case that your employment is involuntarily terminated for no cause, you have no obligations towards Relocation Expenses repayment.

Severance: In the event that your employment with the Company is terminated involuntarily (excluding your death or disability) and not for cause within a period of the first twelve months of employment with the Company, you shall receive six months of base salary paid on the normal pay cycle, and six months of medical reimbursement paid monthly.

Non-Competition: Your employment will be contingent upon your execution of a Confidentiality, Non-Competition and Non-Solicitation Agreement satisfactory to the Company. You have been provided a copy of the Company’s current form of such agreement. In addition, you and the Company will enter an Employment Covenants Agreement substantially in the form previously provided to you upon the effectiveness of a new Georgia law governing such agreements. Any payments due hereunder would be contingent upon your remaining in compliance with these agreements.

The Company’s policies and plan documents govern benefits provided to employees and should be consulted for the details of the plan. The benefits described in this letter are provided for informational purposes only.

Your employment relationship with the Company is at the will of either party, meaning that your employment with the Company will continue until the employment relationship is terminated by the Company or you. You may terminate your employment at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time with or without cause or advance notice. This at-will employment relationship between the Company and you cannot be changed except in writing signed by the Company’s Chief Executive Officer. Nothing contained in this offer of employment shall be construed as guaranteeing employment for a specific period of time or for future employment. Your employment is subject to all policies and procedures of the Company.

The first 90 days of employment are considered an orientation period that gives you and the Company a chance to get to know each other. Your performance will be evaluated during this time to assess your potential for continued employment. This period also provides you with the opportunity to evaluate the Company as an employer. We encourage you to share your thoughts with your supervisor during your orientation review.

As with all employment offers, this agreement is contingent upon your completion of the Company’s complete application process, including, but not limited to satisfactory completion of a background check.

It is the Company’s policy not to infringe upon the proprietary information, trade secrets, or confidential information of third parties. In addition, it is the Company’s policy not to interfere with their parties contractual or business relations. Therefore, I also write to confirm that you have represented and warranted that you are not subject to any agreement that would prevent you from performing your duties for the Company, and that you are not subject to or in breach of any non-disclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party. Please notify the undersigned if you are subject to a confidentiality, non-compete, or non-solicitation agreement that may restrict your activities at the Company. Finally, I write to confirm that, during your employment with the Company, you will not use, disclose, or reverse engineer (i) any confidential information or trade secrets of any former employee or third party, or (ii) any works of authorship developed in whole or in part by you during any former employment or for any other party, unless authorized in writing by the former employer or third party.

This document supersedes all prior verbal and written compensation discussions and agreements.

Formalities aside, I am very pleased to offer you this position, and I look forward to you becoming part of our Team. Please don’t hesitate to give me a call if you have any questions on any of the above.

Sincerely,

Tracy Young

Chief Executive Officer

TMX Finance LLC